UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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TICC Capital Corp.

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TICC SENDS OPEN LETTER TO STOCKHOLDERS

Urges Stockholders to Vote WHITE Proxy Card Today

GREENWICH, CT – December 9, 2015 – TICC Capital Corp. (NASDAQ: TICC) (the "Company," "TICC," "we," or "our") today sent an open letter to stockholders urging them to vote FOR the previously announced investment advisory agreement with an affiliate of Benefit Street Partners L.L.C. (“BSP”) and the election of six new directors to the TICC board of directors which are the ONLY proposals stockholders can vote on at the Company’s Special Meeting, taking place on December 22, 2015.

The letter, sent to stockholders by Steve Novak, Chair of TICC’s Special Committee of the Board, details the numerous benefits for stockholders of a “FOR” vote and explains why a “NO” vote is actually a vote to continue on the current path but with fewer resources to implement the strategy.

The letter and additional information regarding TICC’s Special Meeting can be found at www.TICCBSPAgreement.com.

The full text of the letter is as follows:

December 9, 2015

Dear Fellow Shareholders:

At this juncture, I am sure you are tired of receiving mailings and proxy cards for the upcoming Special Shareholders Meeting now scheduled for December 22, 2015.

I promise you, this is the last proxy card that TICC intends to send for the Special Meeting. We are sending this card in the event you have not yet voted our white proxy card, or if you have voted on a different color proxy card. Just to be clear, voting on any other proxy card will not result in a change in TICC’s manager or in TICC Capital Corp. being acquired.

If you have not yet done so, we urge you to vote “FOR” the new investment advisory agreement and management’s other proposals on the enclosed proxy card. The terms of the transaction today are substantially more favorable for you than they were when we first announced the proposal.

Since the proposed transaction with Benefit Street Partners L.L.C. (“BSP”) was first announced on August 4, 2015, an enormous amount of information that we believe is misleading and incomplete has been sent to you in an avalanche of mailings for proxy solicitations from NexPoint Advisors, L.P. (“NexPoint”) and TPG Specialty Lending, Inc. (“TSLX”)—augmented by reports and press based on rumors and innuendo.

The proxy solicitation by NexPoint even went so far as to propose a new Board of Directors, which a federal district court judge threw out, ruling that NexPoint has cast themselves as “a champion of TICC stockholder’s rights” while actually engaging in “an attempted corporate takeover.”1 If you previously voted the NexPoint proxy card, we urge you to re-vote using TICC’s white card to make sure that your voice is heard.

We want to make sure that NexPoint’s and TSLX’s proxy solicitations don’t drown out the basic facts about the Special Meeting. Simply put, the situation is as follows:

A “FOR” vote enables BSP, an extremely experienced fixed income manager and loan originator with a long history of generating superior returns, to implement a strategy that we believe will produce superior returns for TICC – namely rotating out of lower-yielding more liquid corporate loans, into higher-yielding middle market loans to be held on a less levered basis. We have begun to implement this strategy, but believe it is in the best interests of shareholders if this strategy is pursued in partnership with BSP.

A “FOR” vote means we will move forward with a world class manager, some of the lowest fees in the BDC industry,2 a sizeable cash tender offer or stock buyback plan,3 and a “meaningfully” reconstituted ten-person Board that adds five new independent directors to the three independents currently sitting on TICC’s Board (and as compared to the three independent directors on TSLX’s Board).

Ironically, a “FOR” vote addresses all of the items for which TSLX is advocating.

What are the consequences of a “NO” vote? Contrary to what you may think, a “NO” vote does not trigger a change in control of our investment advisor. Nor does a “NO” vote enable the acquisition of TICC at a discount to NAV by TSLX. A “NO” vote means that we move forward with our current strategy, but not in partnership with BSP.

A “FOR” vote will benefit all of us as shareholders of TICC, while we believe that a “NO” vote is less advantageous.

You have already been inundated with proxy voting cards and numerous other mailings; as I mentioned, we intend this to be the last one we will send you for the Special Meeting. The Investment Company Act of 1940 imposes a high standard to effect the change we are recommending and requires that either a majority of the outstanding TICC shares, or two-thirds of the shares that are voted at the Special Meeting support the new investment advisory agreement. YOUR VOTE MATTERS!

In closing, I want to thank you for taking the time to consider the new investment advisory agreement, which we believe represents the best path forward for our company. Please vote “FOR” the new investment advisory agreement and the other matters on the enclosed white card to enjoy the benefits that have been carefully weighed and endorsed by your Board of Directors as being in the best interest of all of us as shareholders.

Cordially,

Steve Novak

Chairman, Special Committee of the Board of Directors

TICC Capital Corp.

About TICC Capital Corp.
TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

Additional Information and Where to Find It
In connection with the approval of the proposed new investment advisory agreement, the Company has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. The Company has distributed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the approval of the proposed new investment advisory agreement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT THAT THE COMPANY FILES WITH THE SEC, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT. The definitive proxy statement and other relevant materials in connection with the approval of the proposed new investment advisory agreement, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov), at the Company's website (http://www.ticc.com), or by writing to the Company at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203-983-5275).

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the approval of the proposed new investment advisory agreement. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on September 3, 2015, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the approval of the proposed new investment advisory agreement, by security holdings or otherwise, are set forth in the proxy statement and other materials filed or to be filed with SEC in connection therewith.

Forward Looking Statements
This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

TICC Contacts

Media:
Brandy Bergman/Meghan Gavigan

Sard Verbinnen & Co

212-687-8080

Stockholders:

Bruce Goldfarb/Tony Vecchio

Okapi Partners LLC

877-566-1922

1 Ruling on Plaintiff’s Motion for Partial Reconsideration, NexPoint Advisors, L.P. v. TICC Capital Corp. et al., Civ. No. 3:15-cv-1465-CSH, *9 (D. Conn. Nov. 25, 2015)

2 Keefe, Bruyette & Woods Weekly BDC/RIC Market Overview dated September 25, 2015. Includes all BDCs with a market capitalization greater than $200MM.

3 BSP has announced that it supports a $50 to $100 million share repurchase program or tender offer. Appropriate minimum tender offer price would be no less than the current average price to net asset value ratio for large-cap BDCs, which is approximately 90% today, per the Keefe, Bruyette & Woods Weekly BDC/RIC Market Overview dated September 25, 2015.